Exhibit (12)b.

Eversheds Sutherland (US) LLP 700 Sixth Street, NW, Suite 700 Washington, DC 20001-3980

December __, 2018

Sierra Income Corporation

280 Park Avenue, 6th Floor East

New York, NY 10017

Medley Management Inc.

280 Park Avenue, 6th Floor East

New York, NY 10017

Ladies and Gentlemen:

We have acted as special tax counsel to Sierra Income Corporation (“SIC”), a Maryland corporation that has elected to be treated for U.S. federal income tax purposes as a Regulated Investment Company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), and Medley Management Inc. (“MLDY”), a Delaware corporation, in connection with the proposed merger (the “MDLY Merger”) of MDLY with and into Sierra Management Inc., a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of SIC, with Merger Sub continuing as the surviving company, pursuant to the Agreement and Plan of Merger dated as of August 9, 2018, by and among MDLY, SIC and Merger Sub (as amended or supplemented through the date hereof, the “MDLY Merger Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the MDLY Merger Agreement. At your request, and in connection with the filing of the Form N-14 (as amended or supplemented through the date hereof, the “Registration Statement”), including the proxy statement contained therein, we are rendering our opinion concerning certain U.S. federal income tax matters resulting from the MDLY Merger.

In providing our opinion, we have examined the MDLY Merger Agreement, the Registration Statement, the proxy statement-prospectus contained therein (as amended or supplemented through the date hereof), and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that:

i.	the transaction will be consummated in accordance with the provisions of the MDLY Merger Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party),

ii.	the statements concerning the transaction and the parties thereto set forth in the MDLY Merger Agreement are true, correct, and complete, and the Registration Statement is true, correct, and complete,

iii.	the factual statements and representations made by SIC and MDLY in their respective officer’s certificate dated as of the date hereof and delivered to us for purposes of this opinion (the “MDLY Merger Officer’s Certificates”) are true, correct, and complete as of the date hereof and will remain true, correct, and complete at all times up to and including the Effective Time,

iv.	any such statements and representations made in the MDLY Merger Officer’s Certificates “to the knowledge of” any person or similarly qualified are and will be true, correct, and complete without such qualification, and

v.	SIC, MDLY, Merger Sub and their respective subsidiaries will treat the MDLY Merger for U.S. federal income tax purposes in a manner consistent with the opinion set forth below.

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280 Park Avenue, 6th Floor East December __, 2018 Page 2

If any of the above-described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the MDLY Merger Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, we are of the opinion that, under currently applicable U.S. federal income tax law, the MDLY Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.

We express no opinion on any issue relating to the tax or nontax consequences of the transactions contemplated by the Registration Statement other than the opinion set forth above. Our opinion is based on current provisions of the Code, Treasury regulations promulgated thereunder, published and private rulings of the IRS and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the transaction, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform SIC, MDLY or Merger Sub of any such change or inaccuracy that may occur or come to our attention.

We are furnishing this opinion in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Eversheds Sutherland (US) LLP